Exhibit 10.2
Execution Version
ASSET PURCHASE AGREEMENT

BY AND AMONG
JUNIPER NETWORKS, INC.
AND
OPNEXT SUBSYSTEMS, INC.
DATED AS OF FEBRUARY 9, 2011
Asset Purchase Agreement

Asset Purchase Agreement

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Asset Purchase Agreement	Confidential

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EXHIBITS

Exhibit A	—	Transferred Assets
Exhibit B	—	Intellectual Property License Agreement
Exhibit C	—	Form of Assignment and Assumption Agreement
Exhibit D	—	Form of Bill of Sale
Exhibit E	—	Disclosure Schedule
Exhibit F	—	Knowledge of Seller
Exhibit G	—	M Amendment
Exhibit H	—	Acceptance and Delivery Criteria
Exhibit I	—	Knowledge of Buyer
Exhibit J	—	Additional Definitions
Asset Purchase Agreement

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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of February 9, 2011, by and among Juniper Networks, Inc., a Delaware corporation (“Buyer”) and Opnext Subsystems, Inc. a Delaware corporation (“Seller”). Buyer and Seller, may be referred to herein individually as a “Party,” and collectively as the “Parties”.
RECITALS
A. WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Transferred Assets, on the terms and subject to the conditions set forth herein (the “Transaction”); and
B. WHEREAS, Seller desires to grant to Buyer and Buyer wishes to receive certain licenses to Seller’s intellectual property in connection with the purchase of the Transferred Assets; and
C. WHEREAS, Buyer desires to grant to Seller and Seller wishes to receive that certain license to Buyer’s intellectual property in connection with the purchase of the Transferred Assets; and
NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, and for good and valuable consideration the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
“Action” means any claim, action, suit, arbitration, proceeding, litigation or investigation by or before any Governmental Entity.
“Additional Assets Acceptance Criteria” means the specific criteria for acceptance relating to the Additional Transferred Assets set forth in Exhibit H.
“Additional Assumed Liabilities” has the meaning set forth in Section 2.3(b).
“Additional Closing” has the meaning set forth in Section 2.4(a)(ii).
“Additional Closing Date” has the meaning set forth in Section 2.4(a)(ii).
“Additional Closing Schedule Supplement” has the meaning set forth in Section 10.15.
“Additional Payment” has the meaning set forth in Section 2.4(b)(ii).
“Additional Licensed Assets” means the Licensed Assets licensed to Buyer pursuant to the Intellectual Property License Agreement (but excluding the Initial Licensed Assets).
Asset Purchase Agreement

“Additional Transferred Assets” means all of the right, title and interest in the assets set forth in Exhibit A that are identified as “Additional Transferred Assets,” and all Intellectual Property included or embodied therein, but excluding Patents, Trade Secrets and Trademarks included or embodied in such assets, and excluding, for the avoidance of doubt, any Excluded Assets.
“Affiliate” means with respect to any Person, any other Person, whether or not existing on the date hereof, controlling, controlled by or under common control with such first Person. The term “control” (including with correlative meaning the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Allocation” has the meaning set forth in Section 2.4(f)(i).
“Ancillary Agreements” means: (i) the Bill of Sale; (ii) assignments of the Transferred Assets in forms acceptable to Buyer and otherwise suitable for filing in all relevant jurisdictions and governmental offices; (iii) the Assignment and Assumption Agreement; (iv) the Intellectual Property License Agreement; and (v) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to both of the Parties, as shall be necessary to vest in Buyer good and valid title in and to the Transferred Assets and for the assumption of the Assumed Liabilities by Buyer.
“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit C hereto.
“Assumed Liabilities” has the meaning set forth in Section 2.3(b).
“Basket” has the meaning set forth in Section 8.3(c).
“Bill of Sale” means a General Assignment and Bill of Sale substantially in the form of Exhibit D hereto.
“Business Day” means each day that is not a Saturday, Sunday or other day on which both Buyer and Seller are closed for business or banking institutions located in San Francisco, California are authorized or obligated by law, regulation or executive order to close.
“Buyer” has the meaning set forth in the Preamble.
“Buyer’s Confidential Information” has the meaning set forth in Section 7.1(a).
“Buyer Indemnitees” has the meaning set forth in Section 8.2.
“Claim” has the meaning set forth in Section 8.4.
“Code” means the Internal Revenue Code of 1986, as amended.
Asset Purchase Agreement

“Consent” means any consent, waiver, approval, permit, ratification, order or other authorization of, or registration, declaration or filing with, any Person.
“Consulting Services” has the meaning set forth in Section 2.5.
“Consulting Services Terms” has the meaning set forth in Section 2.5.
“Contract” means any written note, bond, mortgage, indenture, lease, contract, covenant, plan, insurance policy, undertaking or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession, franchise or license, including any amendment or modifications made thereto.
“Copyrights” means all means all copyrights in any original works of authorship fixed in any tangible medium of expression as set forth in 17 U.S.C. Section 101 et. seq., and any corresponding non-U.S. copyrights under the laws of any jurisdiction, in each case, whether registered or unregistered, whether or not published, and any applications for registration thereof, including copyrights in databases, data collections and Software; any rights in mask works, as defined in 17 U.S.C. Section 901, whether registered or unregistered, including applications for registration thereof, and any non-U.S. rights in semiconductor topologies under the laws of any jurisdiction, whether registered or unregistered, including applications for registration thereof; and any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world and the right to sue and recover for past, present, and future infringements and other violations of any of the foregoing, and all other rights accruing thereunder or pertaining thereto throughout the world, including moral rights under the laws of any jurisdiction.
“De Minimis Threshold” has the meaning set forth in Section 8.3(d).
“Disclosure Schedule” means the Disclosure Schedule supplied by Seller to Buyer, dated as of the date hereof and attached hereto as Exhibit E.
“Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, environmental and Tax liens (other than liens for Taxes which are not yet due and payable)), charge, encumbrance, adverse claim, or any restriction on use or transfer.
“Expected Completion Date” shall mean April 15, 2011.
“Excluded Assets” means (i) all assets other than the Transferred Assets, (ii) any Intellectual Property or other assets embodied in the Transferred Assets that are owned by a third party, including without limitation the third-party Intellectual Property and assets listed in Section 5.9(d) of the Disclosure Schedule, and (iii) all Patents, Trade Secrets and Trademarks included or embodied in any of the Transferred Assets, including the sole right to seek patent protection of any Trade Secrets or inventions included in or embodied in the any of the Transferred Assets.
“Excluded Liabilities” has the meaning set forth in Section 2.3(c).
Asset Purchase Agreement

“Exclusively Licensed Trade Secrets” means the Trade Secrets included in the Licensed Assets that are exclusively licensed to Buyer pursuant to the Intellectual Property License Agreement.
“Governing Documents” means Seller’s certificate of Incorporation and Bylaws.
“Governmental Entity” means any federal, state, county, national, local or other foreign court, administrative, regulatory or other governmental authority, agency, commission, instrumentality or arbitral tribunal.
“Indemnified Party” has the meaning set forth in Section 8.4.
“Indemnity Reduction Amounts” has the meaning set forth in Section 8.3(g).
“Initial Assumed Liabilities” has the meaning set forth in Section 2.3(a).
“Initial Closing” has the meaning set forth in Section 2.4(a)(i).
“Initial Payment” has the meaning set forth in Section 2.4(b)(i).
“Initial Licensed Assets” means the Licensed Assets licensed to Buyer pursuant to the Intellectual Property License Agreement as of the Initial Closing.
“Initial Transferred Assets” means all of the right, title and interest in the assets set forth in Exhibit A that are identified as “Initial Transferred Assets”, and all Intellectual Property included or embodied therein, but excluding Patents, Trade Secrets and Trademarks included or embodied in such assets, and excluding, for the avoidance of doubt, any Excluded Assets.
“Intellectual Property” means any or all of the following: (i) all Patents; (ii) all Copyrights; (iii) all mask works, and all registrations and applications thereof; (iv) all industrial designs, and registrations and applications thereof; (v) all Trade Secrets; (vi) all Trademarks; and (vii) the right to sue and recover for past, present, and future infringements, misappropriations, dilutions, and other violations of any of the foregoing, and all other rights accruing thereunder or pertaining thereto throughout the world.
“Intellectual Property License Agreement” means an Intellectual Property License Agreement substantially in the form of Exhibit B hereto.
“Knowledge of Seller” means those facts or circumstances actually known by the individuals set forth on Exhibit F, or any facts or circumstances that would reasonably be expected be known after reasonable due inquiry by a person holding a comparable office or job or with comparable experience, abilities and responsibilities of the individuals set forth on Exhibit F.
“Law” means any applicable law, statute, code, rule, regulation order or decree of any Governmental Entity.
Asset Purchase Agreement

“Liability” means any liability, indebtedness, duty, expense, claim, deficiency, guaranty, endorsement or other obligation of any type (whether known or unknown, whether asserted or unasserted, whether matured or unmatured, whether absolute, fixed or contingent, whether certain or uncertain, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether determined, determinable or otherwise, whether due or to become due and whether required to be included on a balance sheet under GAAP or not), including accounts payable, royalties payable, reserves, accrued bonuses, accrued vacation, employee expenses obligations and liabilities for Taxes.
“Licensed Assets” means the Intellectual Property licensed to Buyer pursuant to the Intellectual Property License Agreement.
“Loss or Losses” means any actual liability, indebtedness, claim, losses, damages, Tax, fines, costs, awards, judgments, penalties, charges or expenses incurred or suffered (and, if applicable reasonable attorneys’ fees associated therewith), but shall not include any incidental, consequential, special or punitive damages or lost profits (unless and to the extent, in each case, any such damages are components of actual Losses suffered by a third party claimant against Buyer).
“M Amendment” has the meaning set forth in Item 1 on Exhibit J.
“M Development Agreement” has the meaning set forth in Item 1 on Exhibit J.
“Open Source Code” has the meaning set forth in Section 5.9(j).
“Party” or “Parties” has the meaning set forth in the Preamble.
“Patents” means all national and multinational statutory invention registrations, patents, utility models, design patents, design registrations, certificates of invention and other governmental grants for the protection of inventions or industrial designs anywhere in the world, patent applications, provisional patent applications, including all reissues, divisions, extensions, substitutions, continuations, continuations-in-part, and reexaminations thereof, the right to sue and recover for past, present, and future infringements and other violations of any of the foregoing, and all other rights accruing thereunder or pertaining thereto throughout the world.
“Person” means an individual, partnership, corporation, limited liability company, association, joint venture, trust, unincorporated organization or other entity, including a Governmental Entity.
“Purchase Price” has the meaning set forth in Section 2.4(b).
“Registered IP” means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks and service marks, applications to register trademarks and service marks (including intent-to-use applications); (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property rights that are subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.
Asset Purchase Agreement

“Representatives” with respect to a particular Person, means any director, officer, manager, partner, employee, agent, consultant, advisor, accountant, financial advisor, investment banker, legal counsel or other representative of that Person.
“SEC” has the meaning set forth in Section 7.1(a).
“Seller” has the meaning set forth in the Preamble.
“Seller’s Confidential Information” has the meaning set forth in Section 7.1(b).
“Seller Personnel” means any current or former employee, agent, consultant, contractor or director of Seller or any of its Subsidiaries.
“Simulation Software” has the meaning set forth in Item 2 on Exhibit J.
“Software” means any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed. Software includes source code listings and related documentation.
“Subsidiary” of a Person means with respect to such Person, any other corporation, limited liability company, general or limited partnership, unincorporated association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person, or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, general or limited partnership, unincorporated association or other business entity, a majority of the partnership, unincorporated association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person, or one or more Subsidiaries of such Person or a combination thereof.
“Tax” and “Taxes” means (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments, and other governmental charges, customs, duties, impositions and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value-added, goods and services, ad valorem, transfer, capital, capital gains, alternative net worth, franchise, withholding, payroll, recapture, employment, unemployment insurance, social security, disability, workers’ compensation, excise, personal property and real property taxes together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person or entity with respect to such amounts and including any Liability for Taxes of a predecessor.
Asset Purchase Agreement

“Tax Return” means any return, estimate, declaration, information statement report, form, claim for refund or filing relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Entity.
“Trade Secrets” means all trade secrets (including all trade secrets in inventions (whether patentable or not), proprietary information, know how, technology, databases and data collections (including knowledge databases, customer lists and customer databases)), the right to sue and recover for past, present, and future infringements, misappropriations, and other violations of any of the foregoing, and all other rights accruing thereunder or pertaining thereto throughout the world.
“Trademarks” means all trademarks, service marks, trade dress, logos, trade names, corporate names, business names, domain names, whether or not registered, including all common law rights therein and all registrations, applications, and renewals thereof, all goodwill associated therewith, the right to sue and recover for past, present, and future infringements, dilutions, and other violations of any of the foregoing, and all other rights accruing thereunder or pertaining thereto throughout the world.
“Transaction” has the meaning set forth in the Recitals.
“Transaction Agreements” means this Agreement, the Ancillary Agreements, and each other agreement, schedule, exhibit, certificate or other document delivered in connection with this Agreement.
“Transferred Assets” means, collectively, the Initial Transferred Assets and the Additional Transferred Assets.
“Transferred Employees” has the meaning set forth in Section 2.4(d)(i).
“Transferred Registered IPR” has the meaning set forth in Section 5.9(a).
“Transfer Tax” means any sales, use, value-added, goods and services, gross receipts, excise, registration, stamp duty, transfer, documentary or other similar Taxes that may be payable in connection with the sale or purchase of the Transferred Assets.
ARTICLE II
PURCHASE AND SALE OF ASSETS
Section 2.1 Transfer of Assets.
(a) Transfer of Initial Transferred Assets. Subject to Section 2.1(c) below and the terms and conditions set forth in this Agreement, contemporaneously with the execution and delivery of this Agreement, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer good and valid title (free and clear of all Encumbrances), and Buyer hereby purchases, acquires and accepts from Seller all of Seller’s right, title and interest in and to all of the Initial Transferred Assets.
Asset Purchase Agreement

(b) Transfer of Additional Transferred Assets. Effective as of, and contingent upon, the Additional Closing, and subject to Section 2.1(c) below and the terms and conditions set forth in this Agreement, at the Additional Closing, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer good and valid title (free and clear of all Encumbrances), and Buyer hereby purchases, acquires and accepts from Seller all of Seller’s rights, title and interest in and to all of the Additional Transferred Assets.
(c) Excluded Assets. Notwithstanding anything to the contrary herein, Seller is not selling, assigning, transferring, conveying or delivering to Buyer, and Buyer is not purchasing or acquiring from Seller any Excluded Assets.
Section 2.2 Delivery of Transferred Assets.
(a) Delivery of Initial Transferred Assets. Subject to the terms and conditions set forth in this Agreement, contemporaneously with the execution and delivery of this Agreement, Seller shall, in the manner and form and to the locations, specified in Exhibit H, deliver to Buyer all of the Initial Transferred Assets. Without limiting the foregoing, Seller shall deliver to Buyer, contemporaneously with the execution and delivery of this Agreement, solely by electronic transmission in the manner specified in Exhibit H, all Initial Transferred Assets contained in electronic form, including source code, object code and source documentation.
(b) Delivery of Additional Transferred Assets. Subject to the terms and conditions set forth in this Agreement, at the Additional Closing, Seller shall, in the manner and form, and to the locations, specified in Exhibit H, deliver to Buyer all of the Additional Transferred Assets. Without limiting the foregoing, Seller shall deliver to Buyer, at the Additional Closing, solely by electronic transmission in the manner specified in Exhibit H, all Additional Transferred Assets contained in electronic form, including source code, object code and source documentation.
Section 2.3 Liabilities.
(a) Assumption of Initial Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, contemporaneously with the execution and delivery of this Agreement, Seller hereby assigns and transfers to Buyer, and Buyer hereby assumes and agrees to pay, perform and discharge when due the following Liabilities (the “Initial Assumed Liabilities”):
(i) All Liabilities to the extent arising out of or related to the ownership, use and operation of the Initial Transferred Assets following the execution and delivery of this Agreement.
(b) Assumption of Additional Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, effective as of and contingent upon the Additional Closing, Seller hereby assigns and transfers to Buyer, and Buyer hereby assumes and agrees to pay, perform and discharge when due the following Liabilities (the “Additional Assumed Liabilities” and, together with the Initial Assumed Liabilities, the “Assumed Liabilities”):
Asset Purchase Agreement

(i) All Liabilities to the extent arising out of or related to the ownership, use and operation of the Additional Transferred Assets following the Additional Closing; and
(ii) All Liabilities related to employment, labor, compensation, and benefits in respect of or relating to the Transferred Employees to the extent arising out of or related to the employment of such Transferred Employees by Buyer.
(c) No Other Liabilities. Notwithstanding anything to the contrary in this Agreement, except for the Assumed Liabilities, Buyer shall not assume and shall not be deemed to have assumed or be liable or responsible for Liabilities of Seller or any Affiliate of the Seller (the “Excluded Liabilities”) and Seller shall remain responsible for such Excluded Liabilities.
Section 2.4 Closings, Purchase Price; Closing Deliveries; Releases.
(a) Closings.
(i) The closing of the transactions contemplated hereunder with respect to the Initial Transferred Assets (the “Initial Closing”) shall take place at the offices of Juniper Networks, Inc. at 1194 N. Mathilda Ave., Sunnyvale, CA 94089 contemporaneously with the execution and delivery of this Agreement.
(ii) Subject to the terms and provisions set forth in this Agreement, and upon the satisfaction or, if and when possible, waiver of all of the conditions and deliveries set forth in Section 2.4(e) (other than those conditions that by their nature are to be satisfied at the Additional Closing, but subject to the satisfaction or waiver of those conditions), the closing of the transaction contemplated hereunder with respect to the Additional Transferred Assets (the “Additional Closing”) shall take place at the offices of Juniper Networks, Inc. at 1194 N. Mathilda Ave., Sunnyvale, CA 94089 at 10:00 a.m. local time on the date on which the Additional Transferred Assets are completed in accordance with the Additional Assets Acceptance Criteria which shall be no later than the Expected Completion Date, subject and pursuant to Section 2.6, or on such other date and/or at such other time and or/place as the Parties may mutually determine (such date, the “Additional Closing Date”).
(b) Purchase Price. In consideration of the sale, assignment and transfer of the Transferred Assets, and subject to the terms and conditions set forth in this Agreement, Buyer shall (x) pay to Seller an aggregate purchase price of US $26 million in cash (the “Purchase Price”) and (y) assume the Assumed Liabilities. Buyer shall deliver to Seller the Purchase Price in two tranches:
(i) US $23.5 million contemporaneously with the Initial Closing (the “Initial Payment”); and
(ii) US $2.5 million contemporaneously with the Additional Closing (the “Additional Payment”).
(c) Initial Closing Deliveries by Buyer and Seller.
Asset Purchase Agreement

(i) Initial Closing Deliveries by Buyer. Contemporaneously with the executions and delivery of this Agreement, Buyer shall:
(A) Deliver to Seller the Initial Payment by wire transfer of immediately available funds to one or more accounts designated by Seller in accordance with the wire transfer instructions set forth in Exhibit H;
(B) Execute and deliver to Seller each of the Ancillary Agreements relating to the Initial Transferred Assets, to which it is a party; and
(C) Execute and deliver to Seller such other instruments as shall be reasonably requested by Seller, in form and substance mutually acceptable to Buyer and Seller.
(ii) Initial Closing Deliveries by Seller. Contemporaneously with the executions and delivery of this Agreement, Seller shall:
(A) Deliver to Buyer all of the Initial Transferred Assets electronically as detailed in Exhibit H;
(B) Deliver to Buyer a duly executed copy of the M Amendment;
(C) Deliver to Buyer evidence reasonably satisfactory to Buyer of the receipt of all the Consents identified on Schedule 2.4(c)(ii)(C);
(D) Deliver to Buyer a certificate executed by the Secretary of Seller certifying that attached thereto is (A) a true and complete copy of the Governing Documents, (B) true and complete copies of resolutions of Seller’s directors, authorizing the execution, delivery and performance of this Agreement and the other Transaction Agreements and the Transactions, which resolutions have not been modified, rescinded or revoked, and (C) specimen signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Agreements;
(E) Execute and deliver each of the Ancillary Agreements relating to the Initial Transferred Asset to which it is to be a party; and
(F) Execute and deliver to Buyer such other instruments as shall be reasonably requested by Buyer, in form and substance mutually acceptable to Buyer and Seller.
(d) Release by Buyer of Non-Solicit and No-Hire Restriction. Notwithstanding any other agreement to the contrary (but subject to Buyer’s options in Section 2.6(b), the terms of which shall prevail, in the event such options are exercised), Seller hereby agrees that as of the Initial Closing:
(i) Nothing will prevent Buyer from soliciting and hiring Eli Simpson and Simon Lin with a start date on or after the date of the Additional Closing and Bo Zhang with a start date thirty (30) days thereafter (collectively, the “Transferred Employees”);
Asset Purchase Agreement

(ii) The Transferred Employees are released by Seller from any contractual prohibition on such Transferred Employees being solicited or hired by Buyer for employment beginning on or after the date of the Additional Closing (except 30 days later in the case of Bo Zhang); provided, that, for the avoidance of doubt, such employment does not begin prior to such date; and
(iii) Buyer is released by Seller from any contractual prohibition on the Transferred Employees being solicited or hired by Buyer for employment beginning on or after the date of the Additional Closing (except 30 days later in the case of Bo Zhang); provided, that, for the avoidance of doubt, such employment does not begin prior to such date.
(e) Additional Closing Conditions & Deliveries
(i) Additional Closing Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement to take place at the Additional Closing is subject to the satisfaction (or, where legally permissible, waiver by Seller)of the following, at or prior to the Additional Closing:
(A) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered into any Law which is in effect on the Additional Closing Date which prohibits, enjoins or restrains the consummation of the Transactions contemplated by this Agreement to occur.
(B) Additional Payment. Buyer shall deliver to Seller, contemporaneously with the Additional Closing, the Additional Payment by wire transfer of immediately available funds to one or more accounts designated by Seller in accordance with the wire transfer instructions set forth in Exhibit H or pursuant to any other wire instructions delivered in writing from Seller to Buyer prior to the Additional Closing.
(C) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement, which representations and warranties shall be deemed for purposes of this subsection not to include any qualifications or limitations with respect to material, materiality or material adverse effect, shall be true and correct in all material respects on the date of this Agreement and on the Additional Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of the date of this Agreement and as of such other date). Buyer shall have delivered to Seller a certificate, dated the Additional Closing Date, signed by an authorized officer of Buyer, confirming the matters set forth in the foregoing.
(D) Covenants. Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Additional Closing. Buyer shall have delivered to Seller a certificate, dated the Additional Closing Date, signed by an authorized officer of Buyer, confirming the matters set forth in the foregoing clause.
Asset Purchase Agreement

(E) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature threatened in writing or pending, against either of the Parties, their respective Affiliates or the Additional Transferred Assets which would prohibit consummation of the Transactions contemplated hereby.
(F) Ancillary Agreements. Buyer shall have executed and delivered to Seller each of the Ancillary Agreements relating to the Additional Transferred Asset, to which it is a party.
(G) Other Agreements. Buyer shall have executed and delivered to Seller such other instruments as shall be reasonably requested by Seller, in form and substance mutually acceptable to Buyer and Seller.
(ii) Additional Closing Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement to take place at the Additional Closing is subject to the satisfaction (or, where legally permissible, waived by Buyer) of the following, at or prior to the Additional Closing:
(A) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered into any Law which is in effect on the Additional Closing Date which prohibits, enjoins or restrains the consummation of the Transactions contemplated by this Agreement to occur.
(B) Additional Assets Acceptance Criteria. Subject to Section 2.6, the Additional Transferred Assets shall be completed in accordance with the Additional Assets Acceptance Criteria.
(C) Delivery of Additional Transferred Assets. Seller shall deliver to Buyer, contemporaneously with the Additional Closing, all of the Additional Transferred Assets electronically as detailed in Exhibit H.
(D) Representations and Warranties. The representations and warranties of Seller contained in this Agreement, which representations and warranties shall be deemed for purposes of this subsection not to include any qualifications or limitations with respect to material, materiality or material adverse effect, shall be true and correct in all material respects on the date of this Agreement and, solely to the extent such representations and warranties relate to the Additional Transferred Assets or the Additional Licensed Assets, on the Additional Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of the date of this Agreement and, solely to the extent such representations and warranties relate to the Additional Transferred Assets, as of such other date). Seller shall have delivered to Buyer a certificate, dated the Additional Closing Date, signed by an authorized officer of Seller, confirming the matters set forth in the foregoing clause.
Asset Purchase Agreement

(E) Covenants. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Additional Closing. Seller shall have delivered to Buyer a certificate, dated the Additional Closing Date, signed by an authorized officer of Seller, confirming the matters set forth in the foregoing clause.
(F) Ancillary Agreements. Seller shall execute and deliver to Buyer each of the Ancillary Agreements relating to the Additional Transferred Asset, to which it is a party.
(G) Consents. Seller shall have delivered to Buyer evidence reasonably satisfactory to Buyer of the receipt of all the Consents identified on Schedule 2.4(e)(ii)(G).
(H) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature threatened in writing or pending, against either of the Parties, their respective Affiliates or the Additional Transferred Assets which would prohibit consummation of the Transactions contemplated hereby.
(I) Corporate Approval. Seller shall have delivered a certificate executed by the Secretary of Seller certifying that attached thereto is (A) a true and complete copy of the Seller’s Certificate of Incorporation and Bylaws, (B) true and complete copies of resolutions of Seller’s directors, authorizing the execution, delivery and performance of this Agreement and the other Transaction Agreements and the Transactions, which resolutions have not been modified, rescinded or revoked, and (C) specimen signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Agreements.
(J) Deliver to Buyer executed and notarized assignments of all transferred Copyrights to the Additional Transferred Assets.
(K) Other Agreements. Seller shall have executed and delivered to Buyer such other instruments as shall be reasonably requested by Buyer, in form and substance mutually acceptable to Buyer and Seller.
(f) Tax Matters.
(i) Allocation of Purchase Price. The Parties hereto intend that the purchase be treated as a taxable transaction for federal and state income tax purposes. Within one hundred and twenty (120) days after the date of this Agreement, Buyer shall provide Seller, an allocation among the Initial Transferred Assets of the Initial Payment (plus the amount of the Assumed Liabilities to the extent properly taken into account under the Code) pursuant to Section 1060 of the Code and the regulations promulgated thereunder, and within one hundred and twenty (120) days after the Additional Closing Date, Buyer shall provide Seller, an allocation among the Additional Transferred Assets of the Additional Payment (plus the amount of the related Assumed Liabilities to the extent properly taken into account under the Code pursuant to Section 1060 of the Code and the regulations promulgated thereunder (collectively, the “Allocation”). Buyer and Seller shall work in good faith to resolve any disputes relating the Allocation. If Buyer and Seller agree to the Allocation, then the Allocation shall be conclusive and binding upon Buyer and Seller for all applicable tax purposes and, in such event, the Parties agree that all Tax Returns (including IRS Form 8594) shall be prepared in a manner consistent with (and the Parties shall not otherwise take a position on a Tax Return, any refund claim, in audits or otherwise that is inconsistent with) the Allocation unless required by the IRS or any other applicable taxing authority.
Asset Purchase Agreement

(ii) Withholding and Transfer Taxes. The Buyer shall be entitled to withhold from the Purchase Price any withholding Taxes required to be withheld under the Code or any other applicable Tax Law, provided that such Taxes are timely paid over to the appropriate Governmental Entity. Seller shall be responsible for and shall pay when due any Transfer Taxes. The Parties hereto shall cooperate, to the extent reasonably requested and permitted by applicable law, in minimizing any such Transfer Taxes, including but not limited to the transfer by remote electronic transmission of all Transferred Assets capable of being so transmitted. The Party required by law to file a Tax Return with respect to such Transfer Taxes shall do so within the time period prescribed by law, and Seller shall promptly remit to Buyer the amount of any Transfer Taxes so payable by Buyer upon receipt of (x) notice that such Transfer Taxes are payable and (y) a copy of the relevant Tax Return.
(iii) Responsibility for Taxes.
(A) Seller shall be responsible for the preparation and filing of all Tax Returns of Seller (including Tax Returns required to be filed after the date of this Agreement) to the extent such Tax Returns include or relate to Seller’s use or ownership of the Initial Transferred Assets on or prior to the date of this Agreement or the Additional Transferred Assets on or prior to the Additional Closing Date. Seller’s Tax Returns to the extent they relate to the Transferred Assets shall be true, complete and correct and prepared in accordance with applicable law. Seller shall be responsible for and make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to (x) Seller’s use or ownership of the Initial Transferred Assets on or prior to the date of this Agreement or (y) Seller’s use or ownership of the Additional Transferred Assets on or prior to the Additional Closing Date.
(B) Buyer shall be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Buyer’s ownership or use of the Initial Transferred Assets commencing after the date of this Agreement and Buyer’s ownership or use of the Additional Transferred Assets after the Additional Closing Date. Buyer’s Tax Returns, to the extent they relate to the Transferred Assets, shall be true, complete and correct and prepared in accordance with applicable law in all respects. Buyer will make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to (x) Buyer’s use or ownership of the Initial Transferred Assets after the date of this Agreement or (y) Buyer’s use or ownership of the Additional Transferred Assets after the Additional Closing Date.
Asset Purchase Agreement

(C) Property and similar ad valorem Taxes with respect to the Initial Transferred Assets for any Tax period that includes the date hereof shall be allocated between Seller and Buyer pro rata based on the number of days in such Tax period allocable to the portion of such Tax period ending on the date hereof (which shall be borne by Seller) and the portion of such Tax period beginning on the day after the date hereof (which portion shall be borne by Buyer). Property and similar ad valorem Taxes with respect to the Additional Transferred Assets for any Tax period that includes the Additional Closing Date shall be allocated between Seller and Buyer pro rata based on the number of days in such Tax period allocable to the portion of such Tax period ending on the Additional Closing Date (which shall be borne by Seller) and the portion of such Tax period beginning on the day after the Additional Closing Date (which portion shall be borne by Buyer).
(iv) Cooperation. To the extent relevant to the Transferred Assets, each Party shall (A) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (B) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. Seller shall retain all documents, including prior years’ Tax Returns, supporting work schedules and other records or information with respect to all sales, use and employment tax returns and, absent the receipt by Seller of the relevant tax clearance certificates, shall not destroy or otherwise dispose of any such records for six (6) years after Initial Closing without the prior written consent of Buyer.
(g) Expenses. Except as otherwise provided herein, each Party shall be solely responsible for its own costs and expenses (including those of its Representatives) incurred in connection with the negotiation and consummation of the Transactions.
(h) No Additional Compensation. Subject to and without limiting any claims or other remedies of the Seller relating to any breach of any covenant or agreement contained in this Agreement or the other Transaction Agreements, the Parties agree that Seller shall not be entitled to any additional compensation under any competent jurisdiction or applicable Law whatsoever under this Agreement. In the event that under any competent jurisdiction or applicable Law a claim for such compensation cannot be validly waived or excluded, the Parties agree that the Purchase Price shall also cover and be deemed to be a fulfillment of such claim.
Asset Purchase Agreement

Section 2.5 Consulting Services Terms. The consulting services terms (“Consulting Services Terms”) are as follows:
(a) Consultants. If Simon Lin and Bo Zhang of the Transferred Employees become employed by Buyer (so long as Buyer did not choose Option 3 provided in Section 2.6(b)(iii) and each individual is willing to be a consultant for Seller, then Buyer shall permit Seller to engage Simon Lin and Bo Zhang as a consultant to Seller (subject to mutual agreed upon consulting services agreement and compensation arrangements (which shall be determined based on a pro rata basis of the compensation provided by Buyer to such individuals) between Buyer and Seller) for a period of three months following the date of the Additional Closing (except 30 days later in the case of Bo Zhang), pursuant to which (i) Simon Lin shall provide on-sight consulting services for eight hour per day every Tuesday and Thursday (or any other two Business Days which the Parties mutually agree upon) and provide other reasonable assistance to Seller (to the extent such assistance does not materially interfere with his job performance for Buyer); provided that he shall not perform (x) in excess of 208 hours in the aggregate of consulting services for Seller during such three-month period and (y) in excess of 70 hours of consulting services during any individual month of such three-month period and (ii) Bo Zhang shall provide on-sight consulting services for eight hour per day every other Thursday (or any Business Day which the Parties mutually agree upon) and provide other reasonable assistance to Seller (to the extent such assistance does not materially interfere with his job performance for Buyer); provided that he shall not perform (x) in excess of 50 hours in the aggregate of consulting services for Seller during such three-month period and (y) in excess of 25 hours of consulting services during any individual month of such three-month period (the “Consulting Services”).
(b) Scope of Consulting Services. The consulting services to be provided by the Transferred Employees shall include completing any documentation related to, transferring knowledge and know-how related to and verifying implementation related to such Persons prior work for Seller (including related to the Transferred Assets, Licensed Assets and Additional Licensed Assets), including answering questions and providing training to Seller for such individuals’ replacement(s). Any deliverables created as a result of the Consulting Services shall be owned as follows: (i) to the extent a deliverable would otherwise be deemed an Initial Transferred Asset if it existed prior to the date of this Agreement or an Additional Transferred Asset if it existed prior to the Additional Closing Date (i.e., it meets the requirement of Transferred Assets in Exhibit A), then it will be deemed a Transferred Asset and Buyer will own all right, title and interest in such deliverable, and all Intellectual Property included or embodied therein, but excluding Patents, Trade Secrets and Trademarks included or embodied therein, and excluding, for the avoidance of doubt, any Excluded Assets, all of which Patents, Trade Secrets, Trademarks and Excluded Assets shall be owned by Seller; and (b) Seller shall own all right, title and interest in any other deliverables, including any Intellectual Property embodied therein.
Section 2.6 Buyer Options if Additional Transferred Assets Not Accepted by Buyer by Expected Completion Date.
(a) Seller shall use its commercially reasonable efforts to complete the Additional Transferred Assets on prior to the Expected Completion Date in accordance with the Additional Assets Acceptance Criteria. If the Additional Transferred Assets are completed in accordance with the Additional Assets Acceptance Criteria on or prior to the Expected Completion Date, Buyer agrees to accept the Additional Transferred Assets within five Business Days following notice from Seller of such completion; provided that Seller shall provide Buyer with a reasonable opportunity to inspect the Additional Transferred Assets during such five Business Day period.
Asset Purchase Agreement

(b) If the Additional Transferred Assets are not completed and accepted pursuant to Section 2.6(a) on or prior to the Expected Completion Date, the Parties agree that Buyer shall have the option to choose, at Buyer’s sole discretion and as Buyer’s sole remedy, any of the following options, which choice shall be made on or before the Expected Completion Date:
(i) Option 1: Buyer may request that Seller provide Buyer with a new estimated time to complete (using commercially reasonable efforts) the Additional Transferred Assets which new estimated time to complete must be within three months following the Expected Completion Date in accordance with the Additional Assets Acceptance Criteria; and, if such estimated time is acceptable to Buyer, Buyer may extend the Expected Completion Date by such new estimated time; and, subject to the satisfaction or, when possible, waiver of the conditions set forth in Sections 2.4(e), the Additional Closing shall take place on such extended Expected Completion Date and the Additional Transferred Assets shall be delivered to Buyer (in accordance with Buyer’s delivery requirements set forth in Exhibit H), regardless of whether or not the Additional Transferred Assets is completed by such date, and Buyer shall pay the Additional Payment pursuant to Section 2.4(b). Immediately following the Additional Closing, the Transferred Employees may commence employment with Buyer (except 30 days later in the case of Bo Zhang) provided that the Consulting Services Terms shall apply; or
(ii) Option 2: Buyer may agree to accept the Additional Transferred Assets in its incomplete stage; in which case Buyer shall instruct Seller to deliver and Seller shall deliver (in accordance with Buyer’s delivery requirements set forth in Exhibit H) the Additional Transferred Assets in their state at the date of election; and, subject to the satisfaction or, when possible, waiver of the conditions set forth in Sections 2.4(e) and (i), the Additional Closing shall take place and the Additional Transferred Assets shall be delivered to Buyer (in accordance with Buyer’s delivery requirements set forth in Exhibit H) and Buyer shall pay the Additional Payment pursuant to Section 2.4(b). Immediately following the Additional Closing, the Transferred Employees are permitted to commence employment with Buyer (except 30 days later in the case of Bo Zhang) and the Consulting Services Terms shall apply; or
(iii) Option 3: Buyer may decline to accept the Additional Transferred Assets in which case (A) Buyer shall be released from any obligation to pay the Additional Payment and there shall be no Additional Closing; (B) Seller shall be released from any obligation to deliver the Additional Transferred Assets; and (C) all representations, warranties, covenants and other agreement set forth in this Agreement, solely to the extent they relate to the Additional Transferred Assets, the Additional Licensed Assets or the Additional Closing, shall terminate and shall have no further force or effect. If Buyer chooses this Option 3, the Transferred Employees may not commence employment with Buyer until three (3)months after the Expected Completion Date (except an additional 30 days later in the case of Bo Zhang); and Consulting Services Terms shall not be applicable or enforceable.
Notwithstanding anything to the contrary, if such Seller’s contractor is no longer under contract with Seller at any time, the Parties agree that Buyer may solicit such contractor for hire.
Asset Purchase Agreement

ARTICLE III
[RESERVED]
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as follows:
Section 4.1 Organization, Power, Standing. Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to conduct its business as it has been and is presently being conducted and to enter into the Transaction Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Buyer is duly authorized and organized to conduct business and is in good standing in each jurisdiction where such authorization is required to conduct its business as presently conducted by it.
Section 4.2 Due Authorization. The execution and delivery by Buyer of the Transaction Agreements, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. Buyer has the absolute and unrestricted right, power and authority to execute and deliver the Transaction Agreements and to perform its obligations. No approval of Buyer’s stockholders or other corporate proceedings of Buyer are required in connection with the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and each of the other Transaction Agreements, when executed, will be duly executed and delivered by Buyer, and this Agreement constitutes, and the other Transaction Agreements when so executed and delivered will constitute, valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.
Section 4.3 No Conflict. The execution and delivery of this Agreement do not, and of the other Transaction Agreements will not, and the consummation of the Transactions will not, (i) violate, conflict with or result in the breach of any provisions of the Certificate of Incorporation or Bylaws of Buyer, (ii) result in the imposition of any Encumbrance upon any of the properties or assets of Buyer, cause the acceleration, cancellation or material modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of, or result in the loss of a material benefit under, any Contract to which Buyer is a party or by which it or its assets are bound, (iii) conflict with or violate any Law applicable to Buyer, or (iv) require on the part of Buyer any Consent of any Governmental Entity or any other filing with or notice to any Governmental Entity. No consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by Buyer of this Agreement or any of the other Transaction Agreements to which Buyer is or is to become party or the consummation of the Transactions.
Asset Purchase Agreement

Section 4.4 Litigation. No legal proceeding is pending, or, to the knowledge of Buyer, there is no proceeding or investigation threatened, against Buyer which, if adversely determined, would reasonably be expected to prevent or materially interfere with or delay the consummation of the Transaction. There is no order, judgment or proceeding by a Governmental Entity to which Buyer is subject that would reasonably be expected to prevent or materially interfere with or delay the consummation of the Transaction.
Section 4.5 Sufficient Funds. Buyer possesses sufficient funds to make the Initial Payment and Additional Payment to Seller. Buyer affirms that it is not a condition to Initial Closing, Additional Closing or any of its other obligations under this Agreement that Buyer obtain financing for or related to payment thereof.
Section 4.6 No Brokers. Buyer has not entered into or will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of the Seller or any of its Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.
Section 4.7 Seller Representations. To the knowledge of any of the individuals set forth on Exhibit I, there have not been and there are no events, state of facts, circumstances, developments or effects which, individually or in the aggregate, would cause the Seller’s representations and warranties contained in Article V to be untrue or inaccurate.
Section 4.8 Condition of Transferred Assets. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article V (as modified by the Disclosure Schedule), and Buyer acknowledges and agrees that, except for the representations and warranties contained therein, the Transferred Assets are being transferred on a “where is” and, as to condition, “as is” basis. Any claims Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Article V (as modified by the Disclosure Schedule). Buyer further represents that neither Seller nor any of its Affiliates or Representatives nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Seller, it Subsidiaries, the Transferred Assets, Licensed Assets or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and neither Seller or any of its Affiliates or Representatives or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its Representatives or Buyer’s use of, any such information, including any publications or data room information provided to Buyer or its Representatives, or any other document or information in any form provided to Buyer or its Representatives in connection with the sale of the Transferred Assets and the transactions contemplated hereby. Buyer acknowledges that it has conducted to its satisfaction, its own independent investigation of the Transferred Assets and has been provided access and an opportunity to review information in respect of the Transferred Assets requested by Buyer and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation.
Asset Purchase Agreement

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer as of the date of this Agreement and as of the Additional Closing, subject to the disclosures and exceptions set forth in the Disclosure Schedule, provided that any disclosure made in any section of the Disclosure Schedule shall only apply to the section of the Agreement that corresponds to the section of the Disclosure Schedule, except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another section of this Agreement as follows (it being understood and agreed, that (a) as of the Initial Closing, (i) any representations and warranties that are made with respect to any Transferred Assets are only being made with respect to the Initial Transferred Assets, (ii) any representations and warranties that are made with respect to any Licensed Assets are only made with respect to the Initial Licensed Assets, and (iii) any representations and warranties that are made with respect to any Transaction Agreements are only being made with respect to those Transaction Agreements that are executed and delivered in connection with the Initial Closing, and (b) as of the Additional Closing, (i) any representations and warranties that are made with respect to any Transferred Assets are only being made with respect to the Additional Transferred Assets, (ii) any representations and warranties that are made with respect to any Licensed Assets are only made with respect to the Additional Licensed Assets, and (iii) any representations and warranties that are made with respect to any Transaction Agreements are only being made with respect to those Transaction Agreements that are executed and delivered in connection with the Additional Closing):
Section 5.1 Organization, Authority and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Transaction Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Agreements by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. No approval of Seller’s stockholders or other corporate proceedings of Seller or any of its Subsidiaries are required in connection with the transactions contemplated hereby and thereby, other than has already been received as of the date of this Agreement. This Agreement has been duly executed and delivered by Seller, and the other Transaction Agreements will be duly executed and delivered by Seller, and this Agreement constitutes, and the other Transaction Agreements when so executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.
Asset Purchase Agreement

Section 5.2 Subsidiaries. Each Subsidiary of the Seller is duly and validly existing and in good standing as a corporation, partnership, limited liability company or other entity, as the case may be, under the laws of its jurisdiction of organization, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Transferred Assets or the Seller’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.
Section 5.3 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller does not and will not (a) violate, conflict with or result in the breach of the Governing Documents, or (b) conflict with or violate any material Law or Governmental Order applicable to Seller or any of its Subsidiaries or any of the Transferred Assets or Licensed Assets, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Transferred Assets or Licensed Assets pursuant to, any material note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Seller or any of its Subsidiaries is a party or by which any of such Transferred Assets or Licensed Assets are bound or affected. Section 5.3 of the Disclosure Schedule sets forth all material Consents of third Persons that are required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements.
Section 5.4 M Development Agreement. Seller has provided Buyer with a true and complete copy of the M Development Agreement and the M Amendment. The M Development Agreement and the M Amendment are enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Seller is in material compliance with the terms of the M Development Agreement and the M Amendment and is not in default thereunder.
Section 5.5 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and Ancillary Agreements by Seller does not and will not require any material consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Entity.
Section 5.6 Liabilities. Other than as set forth on Section 5.6 of the Disclosure Schedules, Seller does not have indebtedness for money borrowed or for the deferred purchase price of property or services, capital lease obligations, conditional sale, or other title retention agreements relating to any of the Transferred Assets. Seller is not a guarantor or otherwise liable for any Liability of any other Person for any matter which relates to or affects the Transferred Assets.
Section 5.7 Litigation. Seller is not subject to any order, judgment or proceeding by a Governmental Entity which would reasonably be expected to prevent or materially interfere with or delay the consummation of the Transaction. No legal proceeding is pending, or, to the Knowledge of Seller, threatened, against Seller which would reasonably be expected to prevent or interfere with or delay the consummation of the Transaction. To the Knowledge of Sellers, there are no legal proceedings pending, or threatened against Seller, in respect of the Transferred Assets or the Licensed Assets.
Asset Purchase Agreement

Section 5.8 Taxes.
(a) To the extent that failure to do so would have an adverse affect on the Buyer with respect to its ownership of the Transferred Assets following the date hereof or the Additional Closing Date, as applicable, the Seller (i) has timely paid all Taxes it is required to pay and (ii) has timely filed all required Tax Returns relating to any and all Taxes concerning or attributable to the Transferred Assets and such Tax Returns are true and correct and completed in accordance with applicable law.
(b) Seller has timely paid or withheld with respect to its employees (and timely paid over any withheld amounts to the appropriate Taxing authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld or paid. Seller has filed all Forms W-2 and 1099 required with respect to thereto.
(c) To the Knowledge of Seller there is no basis for the assertion of any claim for any liabilities for unpaid Taxes that would result in any Encumbrance on any of the Transferred Assets.
(d) There are no Encumbrances with respect to any Taxes upon any of the Transferred Assets, other than with respect to Taxes not yet due and payable.
(e) To the extent applicable to the Transferred Assets or the Buyer’s ownership of the Transferred Assets, Seller has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Seller, nor has Seller executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.
(f) Except as set forth in Section 5.8(f) of the Disclosure Schedule, to the extent applicable to the Transferred Assets or the Buyer’s ownership of the Transferred Assets, (i) no audit or other examination of any Tax Return of Seller is presently in progress, nor has Seller been notified in writing of any request for such an audit or other examination and (ii) no adjustment relating to any Tax Return filed by Seller has been proposed formally or, to the Knowledge of Seller, informally by any tax authority to Seller or any representative thereof.
Section 5.9 Intellectual Property.
(a) Section 5.9(a) of the Disclosure Schedule set sets forth a true, complete and correct list of each item of Registered IP that is owned by Seller or its Subsidiaries which is included in the Transferred Assets (the “Transferred Registered IPR”). To the Knowledge of Seller, each item of Transferred Registered IPR is subsisting (except with respect to applications), and has not expired or been cancelled, or abandoned. Section 5.9 of the Disclosure Schedule sets forth all actions that must be taken within 120 days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Transferred Registered IPR.
Asset Purchase Agreement

(b) The Transferred Assets to be delivered pursuant to this Agreement will be provided to Buyer in the same form as they were used by the Seller immediately prior to the Initial Closing or Additional Closing, as applicable. The Simulation Software to be licensed to Buyer pursuant to the Intellectual Property License Agreement will be provided to Buyer in the same form as it was used by Seller immediately prior to the Initial Closing or Additional Closing, as applicable.
(c) The Transferred Assets are free and clear of any Encumbrances. Seller exclusively owns and has valid and sufficient rights to assign to Buyer all right, title and interest in and to the Transferred Assets. Other than as disclosed in Section 5.9(c) of the Disclosure Schedule, Seller has valid and sufficient rights in the Licensed Assets to grant to Buyer the rights and licenses set forth in the Intellectual Property License Agreement with respect to such Licensed Assets and other than as disclosed in Section 5.9(c) of the Disclosure Schedule or pursuant to this Agreement or the Intellectual Property License Agreement, (i) Buyer will not be bound by, or subject to, any third party restriction or obligation imposed by Seller or its licensors as a result of this Agreement or the Intellectual Property License Agreement, (ii) Buyer will not be obligated to pay any royalties or other amounts to Seller or its licensors for use of the Licensed Assets in accordance with the Intellectual Property License Agreement, and (iii) no third party has any right to terminate a license agreement with Seller that would interfere with Buyer’s ability to use the Licensed Assets in the manner permitted by the Intellectual Property License Agreement. The Parties agree that no representation and warranty in this Section 5.9(c) shall be deemed to be a representation or warranty with respect to (A) infringement, misappropriation, or other violation of any Intellectual Property rights of any Person, or (B) the validity or enforceability of the Licensed Assets or the Intellectual Property included or embodied in the Transferred Assets, such matters to be covered exclusively by the representations and warranties in Section 5.9(i) and Section 5.9(j) below.
(d) To the Knowledge of Seller, all third-party Intellectual Property embodied in the Transferred Assets is listed on Section 5.9(d) of the Disclosure Schedule (which thus constitutes Excluded Assets).
(e) To the extent that any Transferred Assets or any portion thereof, was developed by any Person other than Seller for the benefit of Seller or for which Seller has, directly or indirectly, paid or provided consideration, Seller has a written agreement with such Person with respect thereto and Seller thereby has obtained ownership of, and is the exclusive owner of, all such Transferred Assets by operation of law or by valid assignment to the maximum extent permitted under applicable law.
(f) Seller and its Subsidiaries have taken commercially reasonable steps (including a policy requiring each Seller Personnel to execute an invention assignment, proprietary rights and confidentiality agreement substantially in the form set forth in Section 5.9(f) of the Disclosure Schedules) to safeguard the secrecy and confidentiality of the Exclusively Licensed Trade Secrets that are included in the Licensed Assets. All Seller Personnel who have created or modified any of the Software that is included in the Transferred Assets or who have been involved in creating, conceiving, authoring or inventing, if and as applicable, the Transferred Assets have entered into agreements with the Seller vesting ownership of any applicable Intellectual Property in such Transferred Assets in the Seller (to the extent such agreements are necessary under applicable law in order to vest ownership in the Seller).
Asset Purchase Agreement

(g) If the Transferred Assets or any portion thereof, were originally owned or created by or for any third party: (1) the transfers and licenses from Seller to Buyer hereunder do not violate any agreements pursuant to which such Transferred Assets were originally created; (2) such third parties have not retained and do not have any rights or licenses with respect to the Transferred Assets; and (3) to the Knowledge of Seller, no basis exists for such third party to challenge or object to this Agreement.
(h) Other than as contemplated by this Agreement and the other Transaction Agreements, neither Seller nor its Subsidiaries have transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use, any of the Transferred Assets.
(i) The Transferred Assets and Licensed Assets do not infringe any Copyrights of any Person or misappropriate any Trade Secrets of any Person. To the Knowledge of Seller, the Transferred Assets and Licensed Assets do not infringe on any Patents of any Person. To the Knowledge of Seller, the Simulation Software does not infringe or misappropriate any Intellectual Property of any Person.
(j) Except as set forth in Section 5.9(j) of the Disclosure Schedules, Seller has not received written notice from any Person claiming that the Transferred Assets or the Licensed Assets infringe or misappropriate the Intellectual Property of any Person (nor to the Knowledge of Seller is there any basis for a claim therefor). To the Knowledge of Seller, no Person is infringing or misappropriating the Transferred Assets. To the Knowledge of Seller, no proceeding is pending, challenging the validity or enforceability of Seller’s Intellectual Property Rights in the Transferred Assets or the Licensed Assets.
(k) No Transferred Asset or, to the Knowledge of Seller, Licensed Asset is subject to any proceeding or outstanding order of any Governmental Entity that restricts in any respect the use, transfer or licensing thereof.
(l) Other than as disclosed in Section 5.9(l) of the Disclosure Schedule, to the Knowledge of Seller, no software that is distributed as open source, public source or freeware software or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU General Public License (GPL), GNU Lesser/Library Public License (LGPL) or Mozilla Public License (MPL) or license with substantially similar terms (collectively, “Open Source Code”), was used in, incorporated into, integrated, distributed or bundled with the Software included in the Transferred Assets prior to the date of this Agreement (with respect to the Initial Transferred Assets) or the Additional Closing Date (with respect to the Additional Transferred Assets) in a manner that would require such Software (a) to be disclosed or distributed in source code form, (b) to be licensed for the purpose of making derivative works, or (c) to be redistributed at no charge, or (d) to be subject as a whole to the terms of such open source license.
Asset Purchase Agreement

(m) Except as set forth in Section 5.9(m)(i) of the Disclosure Schedules, no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of the Transferred Assets (other than fees paid pursuant to non-recurring engineering agreements with third parties, which agreements do not grant any third party any ownership right in the Transferred Assets or in any Intellectual Property embodied in the Transferred Assets or otherwise contain any restrictions on the Transferred Assets). Except as set forth in Section 5.9(m)(ii) of the Disclosure Schedules, to the Knowledge of Seller, no Seller Personnel, who was involved in, or who contributed to, the creation or development of any Transferred Assets or the Licensed Assets, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such Seller Personnel was also performing services for Seller.
(n) Seller has not intentionally introduced into the Transferred Assets or Licensed Assets (or any parts thereof) any “back door”, “time bomb”, “Trojan horse”, “worm”, “drop dead device”, or any virus or any other such code that permits unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Transferred Assets or Licensed Assets (or any parts thereof) or data or other software of users. Seller has taken commercially reasonable steps and implemented commercially reasonable procedures designed to minimize exposure of its information technology systems used in connection with the operation of its business to the items identified above.
Section 5.10 Employees; Contractors. Section 5.10 of the Disclosure Schedule sets forth a true, correct, complete list, as of the date hereof, of the names, date of birth, departments and titles of each Transferred Employee and, for each such Transferred Employee, the following information: current compensation paid or payable (including details of any bonus or commission schemes and entitlements) and any contemplated change in compensation together with terms on which such compensation is payable; and date of commencement of employment or engagement. No Transferred Employee has in the last 12 months, or to the Knowledge of Seller, intends to give notice of terminating his or her employment.
Section 5.11 Compliance with Law. Seller is, and since January 1, 2008 has been, in compliance with all material Laws which any of the Transferred Assets or Licensed Assets are subject. Seller has received no notice and, to the Knowledge of Seller, there are no threatened claims of violation or liability under any material Law to which the Transferred Assets are subject. Notwithstanding the foregoing, Seller makes no representations or warranties with respect to Laws relating to Intellectual Property in this Section 5.11, the representations and warranties for which are set forth in Section 5.9.
Section 5.12 Oral Contracts. To the Knowledge of Seller, Seller is not party to any oral contracts or agreements which relate to the Transferred Assets.
Asset Purchase Agreement

Section 5.13 No Brokers. Neither Seller nor of any its Subsidiaries has entered into or will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of the Buyer or any of its Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.
Section 5.14 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V (as modified by the Disclosure Schedules), neither the Seller nor any other Person makes any other express or implied representation or warranty with respect to the Seller, it Subsidiaries, the Transferred Assets, Licensed Assets or the transactions contemplated by this Agreement, and the Seller disclaims any other representations or warranties, whether made by the Seller, its Subsidiaries or any of their respective current or former Representatives or Affiliates. Except for the representations and warranties contained in this Article V (as modified by the Disclosure Schedules), the Seller hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Buyer or its Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any current or former Representative or Affiliate of Seller or its Subsidiaries).
ARTICLE VI
COVENANTS
Section 6.1 Further Assistance. Following the Initial Closing until Buyer and the Transferred Employees are no longer providing Consulting Services pursuant to Section 2.5, Seller shall provide Buyer, at no charge, other than reimbursement for reasonable out of pocket costs and expenses incurred, with reasonable assistance (to the extent such assistance does not materially interfere with the Seller Personnel’s job performance) that Buyer may request in order to enable Buyer to understand and use the Transferred Assets. Each of the Parties hereby agree to use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transaction contemplated by this Agreement. Following the Additional Closing, if either Party becomes aware that any of the Transferred Assets have not been transferred or delivered to Buyer or that any of the Excluded Assets have been transferred or delivered to Buyer, it shall promptly notify the other Party and the Parties shall, as soon as reasonably practicable, ensure that such asset is properly transferred and delivered to (x) Buyer in the case of any Transferred Asset which was not transferred to Buyer and (y) Seller in the case of any Excluded Asset which was transferred to Buyer. Assistance under this Section 6.1 may, if and as necessary, include execution, acknowledgment and recordation of specific assignments, oaths, declarations and other documents on a jurisdiction-by-jurisdiction or a country-by-country basis and such other instruments of sale, transfer, conveyance, and assignment as either Party or its counsel may reasonably request.
Section 6.2 Intellectual Property Rights. Following the Closing, Seller shall provide Buyer, at no charge, other than reimbursement for reasonable out of pocket expenses incurred, commercially reasonable assistance and information Buyer may require or request to prosecute, file, register, perfect, record or enforce any Transferred Assets.
Asset Purchase Agreement

Section 6.3 Access to Information. From the date hereof through the Additional Closing Date, Buyer shall be entitled, through its employees and representatives, to enter upon and make such reasonable investigation of the assets of Seller to the extent they directly relate to the Additional Transferred Assets. Any such investigation and examination shall be conducted at reasonable times upon reasonable prior notice to Seller and under reasonable circumstances; provided, however, that such investigation shall not unreasonably interfere with the business operations of Seller.
Section 6.4 Conduct of Business. Seller covenants that from the date hereof until Additional Closing it will, take all commercially reasonable steps to preserve and protect the Additional Transferred Assets, comply in all material respects with all material Laws and contractual obligations applicable to the Additional Transferred Assets and maintain existing relations with the Transferred Employees.
Section 6.5 M Development Agreement. Following the Initial Closing, Seller agrees not to amend the M Development Agreement in a manner that alters or repeals the release of the market restrictions with respect to Buyer set forth in Section 1.3 of the M Amendment; for the avoidance of doubt, this Section 6.5 shall in no way restrict the ability of Seller to amend any other terms or provisions of the M Development Agreement.
Section 6.6 V Agreement. From the date hereof until the earlier of the Expected Completion Date (as may be extended pursuant to Section 2.6(b)(i)) or the Additional Closing Date, Seller will use commercially reasonable efforts (for the avoidance of doubt, commercially reasonable efforts will not include an obligation to pay any money or make any other concessions) to assist Buyer in securing a right from the third party set forth in Item 3 on Exhibit J to use the technology set forth in Item 4 on Exhibit J, whether through a direct Contract with such party or through a sublicense from Seller, in each case to the extent permitted by such third party. Seller will use commercially reasonable efforts (for the avoidance of doubt, commercially reasonable efforts will not include an obligation to pay any money or make any other concessions) to cause the third party set forth in Item 3 on Exhibit J to waive any initial license fees or development fees or other non-recurring fees, provided that Buyer acknowledges that such Contract will be subject to royalties.
ARTICLE VII
CONFIDENTIALITY
Section 7.1 Confidentiality of Agreement and Public Announcements.
(a) Seller agrees that the terms, conditions and existence of this Agreement (including any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof), and, after the Initial Closing, all information concerning the Transferred Assets or business and affairs of Buyer other than information which: (i) is or becomes generally available to the public other than as a result of a disclosure by Seller in violation of this Agreement or the Ancillary Agreements, (ii) to the extent it relates to the business and affairs of Buyer but not to the Transferred Assets, was within Seller’s possession prior to its being furnished to Seller by or on behalf of Buyer, provided that the source of such information was not known
Asset Purchase Agreement

by Seller to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Buyer or any other party with respect to such information or (iii) becomes available to Seller on a non-confidential basis from a source other than Buyer, provided that such source is not known by Seller to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Buyer or any other party with respect to such information (the “Buyer’s Confidential Information”), shall be kept confidential and that no reference to the terms, conditions or existence of the Transaction Agreements, the Transaction or to activities pertaining thereto or to any of Buyer’s Confidential Information (including such information that shall become Buyer’s Confidential Information after either the Initial Closing or the Additional Closing) may be made by Seller in any form of public or commercial announcement or advertising without the prior written Consent of Buyer; provided, that Seller may disclose the Buyer’s Confidential Information: (A) as required by any Governmental Entity; (B) as otherwise required by applicable Law, rule or regulation; (C) to its legal counsel or (D) to the extent permitted and in accordance with the terms of the Intellectual Property License Agreement. Without limiting the foregoing, Seller shall not issue any statement or communication to any third party (subject to the exceptions set forth in the preceding sentence) regarding the subject matter of the Ancillary Agreements or the Transaction, including, if applicable, the termination of this Agreement and the reasons therefor, without the prior written Consent of Buyer. If Seller is required to disclose the Buyer’s Confidential Information pursuant to the requirement of a Governmental Entity or applicable Law, Seller shall provide, as promptly as practicable, notice thereof to Buyer and Seller shall (x) allow Buyer to review and provide Seller with comments on such disclosure and to attempt to obtain a protective order, and Seller shall also use its commercially reasonable efforts to assist Buyer (at Buyer’s sole cost and expense) in obtaining a protective order or otherwise prevent public disclosure of such information and (y) with respect to disclosures or filings with the Securities and Exchange Commission (the “SEC”), upon written request by Buyer, use commercially reasonable efforts (at Buyer’s sole cost and expense) to seek confidential treatment of Buyer’s Confidential Information in making such filings or disclosures with the SEC and Buyer shall be given the opportunity to review and provide Seller with comments on such confidential treatment request prior to any disclosure or filing with the SEC by Seller.
(b) Buyer agrees that the terms, conditions and existence of this Agreement (including any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof), and all information concerning the business and affairs of Seller other than information which: (i) is or becomes generally available to the public other than as a result of a disclosure by Buyer in violation of this Agreement or the Ancillary Agreements, (ii) to the extent it relates to the business and affairs of Seller but not to the Transferred Assets, was within Buyer’s possession prior to its being furnished to Buyer by or on behalf of Seller, provided that the source of such information was not known by Buyer to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Seller or any other party with respect to such information or (iii) becomes available to Buyer on a non-confidential basis from a source other than Seller, provided that such source is not known by Buyer to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Seller or any other party with respect to such information (the “Seller’s Confidential Information”), shall be kept confidential and that no reference to the terms, conditions or existence of the Transaction Agreements, the Transaction or to activities pertaining thereto or to
Asset Purchase Agreement

any of Seller’s Confidential Information may be made by Buyer in any form of public or commercial announcement or advertising without the prior written Consent of Seller; provided, that Buyer may disclose the Seller’s Confidential Information: (A) as required by any Governmental Entity; (B) as otherwise required by applicable Law, rule or regulation; or (C) to its legal counsel. Without limiting the foregoing, Buyer shall not issue any statement or communication to any third party (subject to the exceptions set forth in the preceding sentence) regarding the subject matter of the Ancillary Agreements or the Transaction, including, if applicable, the termination of this Agreement and the reasons therefor, without the prior written Consent of Seller. If Buyer is required to disclose the Seller’s Confidential Information pursuant to the requirement of a Governmental Entity or applicable Law, Buyer shall provide, as promptly as practicable, notice thereof to Seller and Buyer shall (x) allow Seller to review and provide Buyer with comments on such disclosure and to attempt to obtain a protective order, and Buyer shall also use its commercially reasonable efforts to assist Seller (at Seller’s sole cost and expense) in obtaining a protective order or otherwise prevent public disclosure of such information and (y) with respect to disclosures or filings with the SEC, upon written request by Seller, use commercially reasonable efforts (at Seller’s sole cost and expense) to seek confidential treatment of Seller’s Confidential Information in making such filings or disclosures with the SEC and Seller shall be given the opportunity to review and provide Buyer with comments on such confidential treatment request prior to any disclosure or filing with the SEC by Buyer.
(c) Except as required by any Governmental Entity or as otherwise required by applicable Law, rule or regulation, neither Party shall issue a press release or other written public statement regarding this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written consent of the other Party.
(d) If either Party breaches any of its obligations with respect to confidentiality or use of Buyer’s Confidential Information or Seller’s Confidential Information under this Section 7.1, the non-breaching Party shall be entitled to seek equitable relief to protect its interest therein, including injunctive relief, as well as monetary damages.
Section 7.2 Trade Secrets. Each Party shall not (a) knowingly disclose the trade secrets in the Transferred Assets without non-disclosure commitments (other than Seller in connection with prosecuting any patents) or (b) publish or take action that would otherwise destroy such trade secrets or compromise the other Party’s ability to enforce the trade secret rights (other than Seller in connection with prosecuting any patents). For the avoidance of doubt, Seller shall not disclose the Exclusively Licensed Trade Secrets to (with or without non-disclosure commitments), nor allow use by entities on Schedule A of the Intellectual Property License Agreement (“Competitor List”).
Asset Purchase Agreement

ARTICLE VIII
INDEMNIFICATION
Section 8.1 Survival. The representations and warranties of the Seller contained in Article V and the representations and warranties of the Buyer contained in Section 4.7 shall survive the Initial Closing and the Additional Closing and shall terminate and be of no further force and effect on the date that is the eighteen (18) month anniversary of the date of this Agreement. All of the covenants and other agreements of the Parties contained in this Agreement shall survive until fully performed or fulfilled in accordance with their terms, unless and to the extent only that non compliance with such covenants or agreements is waived by the Party entitled to such performance.
Section 8.2 Indemnification by Seller. From and after the Initial Closing (to the extent related to the Initial Transferred Assets and the Initial Licensed Assets ) and from and after the Additional Closing (to the extent related to the Additional Transferred Assets and the Additional Licensed Assets) Seller shall indemnify and hold harmless Buyer and its directors, officers, employees, Affiliates, agents and representatives (collectively, the “Buyer Indemnitees”) from and against any and all Losses suffered or incurred by the Buyer Indemnitees to the extent arising from:
(a) any breach or inaccuracy of any representation or warranty of Seller contained in Article V of this Agreement (other than with respect to Losses arising from breaches or inaccuracies of the representations and warranties of Seller set forth in Section 5.01, Section 5.9(b) and Section 5.13);
(b) any breach or inaccuracy of any representation or warranty of Seller contained in Section 5.1, Section 5.9(c) and Section 5.13;
(c) the breach of any covenant or agreement made by Seller in this Agreement; or
(d) any Excluded Liability.
Section 8.3 Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the rights of indemnification pursuant to Section 8.2 are subject to the following limitations:
(a) The maximum aggregate Liability of Seller to all the Buyer Indemnitees for Losses for any claims for indemnification pursuant to Section 8.2(a) shall in no event exceed $2,600,000.
(b) The maximum aggregate Liability of Seller to all the Buyer Indemnitees for Losses for any claims for indemnification pursuant to Section 8.2(b) shall in no event exceed the Purchase Price. For the avoidance of doubt the limitations set forth in clauses (a) and (b) of this Section 8.3 shall not apply to claims for indemnification pursuant to clauses (c) and (d) of Section 8.2.
Asset Purchase Agreement

(c) Indemnification shall be available to the Buyer Indemnitees under Section 8.2 only to the extent the aggregate amount of Losses otherwise due to the Buyer Indemnitiees for all claims for such indemnification exceed an amount equal to $260,000 (the “Basket”) and then indemnification shall only be available to the Buyer Indemnitees to the extent such Losses exceed the Basket.
(d) No claim by the Buyer Indemnitees shall be assert unless and until the aggregate amount of Losses that would be payable pursuant to such claim exceed an amount equal to $26,000 (the “De Minimis Threshold”); provided, that in the event the Losses for any individual claim exceed the De Minimis Threshold, then the Buyer Idemnitees shall, subject to clauses (a), (b) and (c) of this Section 8.3, be entitled to indemnification for the full amount of such Losses and the full amount of such Losses shall be considered taken into account in determining whether the Basket has been met or exceeded.
(e) Seller shall have no Liability to indemnify any Buyer Indemnitee with respect to any breach or inaccuracy of any representation, warranty, covenant or agreement based on any facts or circumstances known to any of the individuals set forth on Exhibit I prior to the Initial Closing (or, to the extent such representation, warranty, covenant or agreement relates to the Additional Transferred Assets or Additional Licensed Assets, prior to the Additional Closing).
(f) Recovery by any Buyer Indemnitee of any Loss suffered or incurred by such Buyer Indemnitee as a result of any breach or inaccuracy of any representation, warranty, covenant or agreement under this Agreement shall be limited to the actual damages suffered or incurred as a result of such breach or inaccuracy.
(g) Any amounts payable pursuant to the indemnification obligations under this Article VIII shall be paid without duplication, and in no event shall any Buyer Indemnitee be indemnified under different provisions of this Agreement for the same Loss. The amount which Seller is or may be required to pay to Buyer Indemnitee in respect of Losses for which indemnification is provided under this Agreement will be reduced by any amounts actually received (including amounts received under insurance polices) by or on behalf of the Buyer Indemnitee from third parties (such amounts and benefits are collectively referred to herein as “Indemnity Reduction Amounts”). If any Buyer Indemnitee receives any Indemnity Reduction Amounts in respect of a claim for which indemnification is provided under this Agreement after the full amount of such claim has been paid by Seller or after Seller has made a partial payment of such claim and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such claim, then the Buyer Indemnitee will promptly remit to Seller an amount equal to the excess (if any) of (i) the amount theretofore paid by Seller in respect of such claim, less (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. An insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof. Buyer will, or will cause each other Buyer Indemnitee to, use its commercially reasonable efforts to pursue promptly any claims or rights it may have against all third parties which would reduce the amount of Losses for which indemnification is provided under this Agreement.
Asset Purchase Agreement

Section 8.4 Claims. Any Buyer Indemnitee claiming it may be entitled to indemnification under this Article VIII (the “Indemnified Party”) shall give prompt written notice to Seller of each matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification (a “Claim”) hereunder may be based. Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available, including the estimated amount of Losses and the specific basis for indemnification hereunder. Failure to give prompt notice of a Claim hereunder shall not affect Seller’s obligations hereunder, except to the extent Seller is actually prejudiced by such failure.
Section 8.5 Defense of Actions. If there is a third party claim which the Indemnified Party in good faith believes will result in a demand for indemnification pursuant to this Article VIII (a “Third Party Claim”), Seller shall be entitled, at Seller’s option and expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Seller’s rights shall include the right to consult with the Indemnified Party and/or, at Indemnified Party’s election, counsel defending the Third Party Claim, from time to time, as well as the right to review documents and materials produced in discovery or submitted as evidence in connection with the Third Party Claim, subject to reasonable limitations to the extent necessary to comply with confidentiality obligations or preserve any legal privileges. Indemnified Party shall have the right in its sole discretion to conduct the defense of, and to settle, any such Third Party Claim; provided, however, that, Indemnified Party shall not be entitled to settle any Third Party Claims that provide for the payment of monetary damages without the prior written consent of the Seller, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Seller shall continue to be entitled to assert any limitation on any Claims contained in this Article VIII.
Section 8.6 Mitigation. The Parties hereto shall cooperate with each other with respect to resolving any Claim or Liability with respect to which Seller is obligated to provide indemnification hereunder, including by taking commercially reasonable efforts to mitigate or resolve any such Claims or Liability.
Section 8.7 Exclusive Remedy. Subject to claims for specific performance pursuant to Section 10.11 and claims based on fraud (which for the avoidance of doubt includes fraud based on an intentional misrepresentation) or willful misconduct, notwithstanding anything to the contrary contained in this Agreement, the remedies set forth in this Article VIII shall be the sole and exclusive remedy for the Buyer Indemnitees for any breach or inaccuracy of any representation, warranty, covenant or other provision contained in this Agreement or in any certificate, agreement or document delivered in connection herewith or otherwise in respect of the Transactions contemplated hereby other than the Intellectual Property License Agreement.
Asset Purchase Agreement

ARTICLE IX
TERMINATION
Section 9.1 Termination. The provisions of this Agreement to the extent they relate or refer to the Additional Transferred Assets, Additional Licensed Assets, the Additional Assumed Liabilities, the Additional Closing and the transactions contemplated to occur at the Additional Closing may be terminated prior to the Additional Closing as follows:
(a) by mutual written consent of the Parties;
(b) by either Party by giving written notice to the other Party if the Additional Closing shall not have occurred by July 15, 2012, unless extended by mutual written consent of the Parties; provided that the Party seeking termination pursuant to this Section 9.1(b) is not in default or breach of any Transaction Agreement to which it is a party; provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Additional Closing to occur on or before such date;
(c) by either Buyer on the one hand or Seller on the other hand if (i) the consummation of the Transactions shall violate any Order that shall have become final and nonappealable or (ii) there shall be a Law that makes the Transactions illegal or otherwise prohibited prior to the Additional Closing; or
(d) by Buyer pursuant to Section 2.6(b)(iii);
Section 9.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 9.1, all rights and obligation of the Parties hereunder solely to the extent relating to the Additional Transferred Assets, the Additional Licensed Assets, the Additional Assumed Liabilities or the Additional Closing or to the extent there are obligations which terminate at the Additional Closing shall terminate without any Liability on the part of either Party or their respective Affiliates and this Agreement solely to the extent relating to the Additional Transferred Assets, the Additional Licensed Assets, the Additional Assumed Liabilities or the Additional Closing shall become void and of no further force and effect, except that (x) the provisions set forth in this Article IX and Article X shall remain in full force and effect, regardless of whether such provisions relate to Additional Transferred Assets, the Additional Licensed Assets, the Additional Assumed Liabilities or the Additional Closing, (y) for the avoidance of doubt, nothing in this Section 9.2 shall be deemed to release any Party from any Liability, obligation or impair the right of any Party or terminate any provision in this Agreement solely to the extent such Liability, obligation or right or provision relates to the Initial Transferred Assets, the Initial Assumed Liabilities, the Initial Licensed Assets, the Initial Closing or the Excluded Liabilities (including, for the avoidance of doubt, any obligation of Seller to provide indemnification under Article VIII solely to the extent related to the Initial Transferred Assets, Initial Licensed Assets or the Excluded Liabilities) or (z) fraud (which for the avoidance of doubt includes fraud based on an intentional misrepresentation) or willful misconduct.
Asset Purchase Agreement

ARTICLE X
GENERAL
Section 10.1 Resolution of Conflicts.
(a) In the event a dispute arises among the Parties in connection with any matter based upon or arising out of this Agreement, the Parties shall attempt in good faith to agree upon a resolution for any such dispute, if no such agreement can be reached within thirty (30) days after good faith negotiation, either Party may demand arbitration and the matter shall be settled by arbitration (unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Parties agree to arbitration) conducted by one arbitrator mutually agreeable to Buyer and Seller. In the event that, within thirty (30) days after submission of any dispute to arbitration, Buyer and Seller cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Buyer and Seller shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If either Party fails to select an arbitrator during this fifteen (15) day period, then the Parties agree that the arbitration will be conducted by the one arbitrator selected by the other Party.
(b) Any such arbitration shall be held in San Francisco, California, under the rules then in effect of the ICC. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each Party, the fees of each arbitrator and the administrative fee of the ICC. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing Parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Claim Certificate shall be final, binding, and conclusive upon the Parties to this Agreement (and each other Indemnified Party hereunder). Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within thirty (30) days of a decision of the arbitrator(s) requiring payment by one Party to another, such Party shall make the payment to such other Party.
(c) The Parties consent to the jurisdiction of the Federal District Court located in San Francisco, California for the enforcement of these provisions and the entry of judgment on any award rendered hereunder. In the event that such court lacks jurisdiction over any proceeding submitted hereunder, the Parties shall submit to the jurisdiction of any State Court located in San Francisco, California. Each Party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration, to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration. Except as set forth in this subsection (c), the forgoing arbitration provision shall apply to any dispute among the Parties under this Agreement.
Asset Purchase Agreement

Section 10.2 Terms Generally. The definitions contained in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits to this Agreement and the Disclosure Schedule) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and the Disclosure Schedule shall be deemed references to Articles and Sections of, and Exhibits and the Disclosure Schedule to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
Section 10.3 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication shall be deemed duly given (a) two (2) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, or (c) on the date sent after transmission by facsimile with written confirmation, in each case to the intended recipient as set forth below (or at such other address for a Party hereto as shall be specified in a notice given in accordance with this Section 10.3).
If to Buyer to:
Juniper Networks, Inc.
1194 North Mathilda Avenue
Sunnyvale, California 94089-1206
Attention: General Counsel
Facsimile: 408-745-8910
with a copy to (which copy shall not be deemed to be notice to Buyer):
Juniper Networks, Inc.
1194 North Mathilda Avenue
Sunnyvale, California 94089-1206
Attention: Deputy General Counsel & Vice President
Facsimile: 408-745-8933
Asset Purchase Agreement

If to Seller to:
Opnext Subsystems, Inc.
151 Albright Way
Los Gatos, CA 95032
Attention: President
Facsimile: 408-871-0720
With a copy to (which copy shall not be deemed to be notice to Seller):
Opnext, Inc.
46429 Landing Parkway
Fremont, CA 94538
Attention: General Counsel
Facsimile: 510-580-8829
Section 10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 10.5 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the other Transaction Agreements constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, covenants, representations, warranties, undertakings and understanding, written or oral, among the Parties hereto with respect to the subject matter hereof.
Section 10.6 Assignment. Neither Party may assign this Agreement without the other Party’s prior written consent; provided however, either Party may assign this Agreement to its successor effective upon notice, in the event of a change of control, merger, reorganization or sale of all or substantially all of the assets of such assigning Party and Buyer may assign any or all of its rights hereunder to any of its Affiliates. Notwithstanding any assignment by Buyer to an Affiliate, Buyer shall remain liable for its obligations hereunder.
Section 10.7 No Third Party Beneficiaries. Unless otherwise expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any Person other than the Parties hereto (and their authorized assignees) any rights, remedies or other benefits under or by reason of this Agreement.
Section 10.8 Amendment. This Agreement may not be amended, restated, supplemented or otherwise modified except by an instrument in writing signed by Buyer and Seller.
Asset Purchase Agreement

Section 10.9 Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED ENTIRELY IN THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD CAUSE THE LAWS OF ANY OTHER JURISDICTION TO APPLY. Each of the Parties hereto irrevocably consents to arbitration pursuant to Section 10.1 in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONC CONTEMPLATED HEREBY.
Section 10.10 Waiver. The failure of either Party to enforce any provision of this Agreement shall in no way be construed to be a present or future waiver of such provision, nor in any way affect the right of either Party to enforce such provision thereafter. The express waiver by either Party of any provision of this Agreement shall not constitute a waiver of the other Party’s future obligation to comply with such provision.
Section 10.11 Specific Performance. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that Seller and Buyer shall be entitled to specific performance of the terms and provisions hereof, including an injunction or injunctions to prevent breaches of this Agreement by the Seller or Buyer in addition to any other remedy at law or equity. Seller and Buyer each hereby waive (a) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.
Section 10.12 Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile signature.
Section 10.13 Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.
Section 10.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question or intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
Asset Purchase Agreement

Section 10.15 Update Disclosure Schedule. Seller will have the right to deliver to Buyer on or before the Additional Closing a supplement to the Disclosure Schedule (the “Additional Closing Schedule Supplement”) containing any matters arising or discovered after the date hereof solely to the extent they relate to the Additional Transferred Assets or the Additional Licensed Assets which, if occurring prior to the date hereof, would have been set forth or described in the Disclosure Schedule in order to make the representations and warranties in Article V true and complete with respect to the Additional Transferred Assets or the Additional Licensed Assets. The Additional Closing Schedule Supplement will have no effect for the purposes of determining the satisfaction of the condition to the Additional Closing set forth in Section 2.4(e)(ii)(D) or whether the Additional Transferred Assets are completed in accordance with the Additional Assets Acceptance Criteria. The Additional Closing Schedule Supplement will, however, for purposes of determining whether Seller has breached any of its representations and warranties hereunder to the extent they relate to the Additional Transferred Assets or the Additional Licensed Assets for any purpose other than Section 2.4(e)(ii)(D), be deemed to amend the Disclosure Schedule and the sections of the Disclosure Schedule referenced in the Additional Closing Schedule Supplement to reflect the matters set forth therein.
Section 10.16 Expenses. Except as otherwise set forth in this Agreement, all costs and expenses associated with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses.
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Asset Purchase Agreement

IN WITNESS WHEREOF, the individuals and entities listed below, in their own capacity or by their duly authorized representatives, have executed this Agreement as of the date first written above.

JUNIPER NETWORKS, INC.
By:	/s/ Stefan Dyckerhoff
	Name:	Stefan Dyckerhoff
	Title:	Executive Vice President and General Manager, PSG

OPNEXT SUBSYSTEMS, INC.
By:	/s/ Michael C. Chan
	Name:	Michael C. Chan
	Title:	President
Asset Purchase Agreement